Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Xstelos Holdings, Inc. on Form S-1 to be filed on or about January 24, 2012 of our report dated January 23, 2012, on our audits of the consolidated financial statements of Footstar Corp. and Subsidiaries (Predecessor Company) as of January 1, 2011 and January 2, 2010 and for each of the years in the two-year period then ended.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ Eisner Amper LLP
January 24, 2012
Edison, New Jersey